Exhibit 99.1

Final:  For Release

NEW YORK & COMPANY, INC. NAMES DAVID WITKEWICZ

EVP, DESIGN

New York, New York — January 19, 2011 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 580 retail stores, today announced the appointment of David Witkewicz to Executive Vice President, Design.  Mr. Witkewicz will report to Greg Scott, President, and he will serve on the Company’s Executive Committee.  Mr. Witkewicz will join the Company at the end of January 2011.

Mr. Witkewicz is a highly creative design executive with over 25 years of experience in branded retail businesses that span the good, better, and best categories.  Mr. Witkewicz’s multi-faceted career includes Design Director of women’s Ready-to-Wear for Target. He also held leading design roles with Oscar de la Renta, Saks Fifth Avenue, and Jones New York.  Earlier in his career, Mr. Witkewicz launched A.V. Sport for Adrienne Vittadini and he held design roles with Perry Ellis, Ann Taylor, and Wilke Rodriguez.  Most recently, Mr. Witkewicz was Vice President Design of Coach.

Greg Scott, New York & Company’s President, stated:  “We are delighted to attract David to the New York & Company executive team.  David has demonstrated remarkable range throughout his career from the designer arena to better and value businesses, with a proven track record of success.  David’s keen understanding of creating designs that connect with core customers, combined with his high level of taste, strongly aligns with our business objectives at New York & Company.  With the appointment of David as Executive Vice President of Design, along with the recent additions of our previously announced new Chief Marketing Officer, Eran Cohen, and Executive Vice President of Merchandising, Michele Parsons, we are excited about the renewed energy in our Creative and Merchandising teams.  The collective experience of this strong team will be invaluable to us in our ongoing efforts to achieve consistent growth in sales, margins and market share.”

About New York & Company

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories offering “NY Style” at Great Deals. The Company’s proprietary branded New York & Company ® merchandise is sold exclusively through its national network of New York & Company retail stores and E-commerce store at www.nyandcompany.com. The Company currently operates 580 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company is available at the Company’s website: www.nyandcompany.com.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Media: Kellie Baldyga